Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 30, 2021, with respect to the consolidated financial statements of Allego Holding, B.V., in Amendment No.3 to the Registration Statement (Form F-4 No. 333-259916) of Athena Pubco B.V. for the registration of 55,200,000 shares of its common stock.

/s/ Ernst & Young Accountants LLP

Amsterdam, Netherlands

February 1, 2022